Exhibit 3.4

GENCORP INC.

BYLAWS

ARTICLE 1.  OFFICES

Section 1.1.	Registered Office
Section 1.2.	Other Offices

ARTICLE 2.  STOCKHOLDERS’ MEETINGS

Section 2.1.	Annual Meeting
Section 2.2.	Special Meetings
Section 2.3.	Notice of Stockholder Business and Nominations
Section 2.4.	Time and Place of Special Meetings
Section 2.5.	Notice of Meetings
Section 2.6.	Record Date
Section 2.7.	List of Stockholders
Section 2.8.	Voting
Section 2.9.	Proxies
Section 2.10.	Quorum
Section 2.11.	Adjournment
Section 2.12.	Organization of Meetings
Section 2.13.	Conduct of Meetings

ARTICLE 3.  BOARD OF DIRECTORS

Section 3.1.	Number
Section 3.2.	Term and Qualification
Section 3.3.	Vacancies
Section 3.4.	Meetings
Section 3.5.	Action Without a Meeting
Section 3.6.	Quorum
Section 3.7.	Vote Necessary to Act and Participation by Conference Telephone
Section 3.8.	Executive and Other Committees
Section 3.9.	Indemnification
Section 3.10.	Removal
Section 3.11.	Chairman

ARTICLE 4.  OFFICERS

Section 4.1.	Officers
Section 4.2.	President

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Section 4.3.	Vice President
Section 4.4.	Secretary
Section 4.5.	Treasurer
Section 4.6.	Assistant Secretary
Section 4.7.	Assistant Treasurer
Section 4.8.	Other Officers
Section 4.9.	Authority to Sign

ARTICLE 5.  STOCK

Section 5.1.	Certificates
Section 5.2.	Lost, Stolen, or Destroyed Stock Certificates; Issuance of New Certificates

ARTICLE 6.  MISCELLANEOUS

Section 6.1.	Seal
Section 6.2.	Fiscal Year
Section 6.3.	Waiver of Notice Meetings of Stockholders, Directors, and Committees

ARTICLE 7.  CONSTRUCTION AND DEFINED TERMS

Section 7.1.	Construction
Section 7.2.	Defined Terms

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GENCORP INC.

BYLAWS

ARTICLE 1.  OFFICES

Section 1.1.  Registered Office.  The address of the registered office of the Corporation in Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.  The registered agent at such address in charge thereof shall be The Corporation Trust Company, Corporation Trust Center, all of which shall be subject to change from time to time as permitted by law.

Section 1.2.  Other Offices.  The Corporation may also have an office or offices or place or places of business within or without the State of Delaware as the Board may from time to time designate.

ARTICLE 2.  STOCKHOLDERS’ MEETINGS

Section 2.1.  Annual Meeting.  The annual meeting of the Stockholders shall be held at the principal place of business of the Corporation or at such other place as shall be designated in the notice of such meeting on such date and at such hour during the month of March as may be fixed by resolution of the Board, for the purpose of electing Directors and for transacting other proper business.

Section 2.2.  Special Meetings.  Special meetings of the Stockholders for any purpose or purposes may be called at any time by the Board and shall be called upon written request by Stockholders holding shares of Stock entitling such Stockholders to cast at least twenty-five percent (25%) of the votes that would be cast if all issued and outstanding shares of Stock entitled to vote at such meeting were present and voted.  Such written request shall be delivered to the President or Secretary, and upon delivery thereof, it shall be the duty of the President or Secretary to give notice of such meeting in the manner hereinafter provided.  If such written request be refused, the Stockholders making such request may call such meeting by giving notice thereof in the manner hereinafter provided.

Section 2.3.  Notice of Stockholder Business and Nominations.

(a)  Annual Meetings of Stockholders.

(1)  Nominations of persons for election to the Board of the Corporation and the proposal of other business to be considered by the Stockholders may be made at an annual meeting of Stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, or (C) by any Stockholder who was a Stockholder at the time the notice provided for in this Section 2.3 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.3.

(2)  For any nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 2.3, the Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for Stockholder action.  To be timely, a Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation).  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above.  Such Stockholder’s notice shall set forth (A) as to each person whom the Stockholder proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of Stock that are owned beneficially and of record by such Stockholder and such beneficial owner, (iii) a description of any agreement, arrangement, or understanding with respect to the nomination or proposal between or among such Stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Stockholder’s notice by, or on behalf of, such Stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of Stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Stockholder or such beneficial owner, with respect to securities of the Corporation, (v) a representation that the Stockholder is a holder of record of Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the Stockholder or the beneficial owner, if any, intends or is part of a group that intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding Stock required to approve or adopt the proposal or elect the nominee and/or (II) otherwise to solicit proxies or votes from Stockholders in support of such proposal or nomination, and (vii) any other information relating to such Stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.  The foregoing notice requirements of this Section 2.3 shall be deemed satisfied by a Stockholder with respect to business other than a nomination if the Stockholder has notified the Corporation of his, her, or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.  The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

(3)           Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2.3 to the contrary, in the event that the number of Directors to be elected to the Board of the Corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (a)(2) of this Section 2.3, and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder’s notice required by this Section 2.3 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board may be made at a special meeting of Stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or any committee thereof or Stockholders pursuant to Section 2.2 hereof, or (2) provided that the Board or Stockholders pursuant to Section 2.2 hereof has determined that Directors shall be elected at such meeting, by any Stockholder of the Corporation who is a Stockholder at the time the notice provided for in this Section 2.3 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.3.  In the event the Corporation calls a special meeting of Stockholders for the purpose of electing one or more Directors, any such Stockholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the Stockholder’s notice required by paragraph (a)(2) of this Section 2.3 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.  In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Stockholder’s notice as described above.

(c)           General.

(1)           Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 2.3 shall be eligible to be elected at an annual or special meeting of Stockholders to serve as Directors, and only such business shall be conducted at a meeting of Stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.3.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.3 (including whether the Stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group that solicited) or did not so solicit, as the case may be, proxies or votes in support of such Stockholder’s nominee or proposal in compliance with such Stockholder’s representation as required by clause (a)(2)(C)(vi) of this Section 2.3), and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 2.3, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 2.3, unless otherwise required by law, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the annual or special meeting of Stockholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2.3, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(2)           For purposes of this Section 2.3, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, or other national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)           Notwithstanding the foregoing provisions of this Section 2.3, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.3; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.3 (including paragraphs (a)(1)(C) and (b) hereof), and compliance with paragraphs (a)(1)(C) and (b) of this Section 2.3 shall be the exclusive means for a Stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of (a)(2), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).  Nothing in this Section 2.3 shall be deemed to affect any rights (A) of Stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act, or (B) of the holders of any series of Preferred Stock to elect Directors pursuant to any applicable provisions of the certificate of incorporation

Section 2.4.  Time and Place of Special Meetings.  Special meetings of the Stockholders shall be held at such times and at such places as shall be designated in the notices of such meetings.

Section 2.5.  Notice of Meetings.  Notice of all Stockholders’ meetings shall be given in writing (a) by the President or Secretary or another officer of the Corporation authorized to give such notice, or (b) in case of a special meeting duly requested by Stockholders pursuant to Section 2.2 and for which the President or Secretary has refused to give notice, by the Stockholders entitled to call such meeting.  Notice of any Stockholders’ meeting shall state the date and hour when and the place where it is to be held, the record date for determining the Stockholders entitled to vote at such meeting if such date is different from the record date for determining the Stockholders entitled to notice of such meeting, and, in the case of a special meeting, the purpose or purposes for which such meeting is called.  Subject to Section 6.3, and unless otherwise required by law, not more than sixty (60) nor less than ten (10) days prior to any such meeting, such notice shall be given to each Stockholder entitled to vote at such meeting as of the record date for determining the Stockholders entitled to notice of the meeting, directed by United States mail, postage prepaid, to such Stockholder’s address as it appears upon the records of the Corporation.

Section 2.6.  Record Date.  The Board may fix a date, which date shall not precede the date upon which the resolution fixing such date is adopted by the Board and shall not be more than sixty (60) nor less than ten (10) days preceding any meeting of Stockholders, as the record date for the determination of the Stockholders entitled to notice of such meeting.  If the Board so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of such meeting shall be the date for making such determination.  If no record date is fixed by the Board, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which such meeting is held.

Section 2.7.  List of Stockholders.  The officer who has charge of the Stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the Stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the Stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each Stockholder and the number of shares of Stock registered in the name of each Stockholder.  Such list shall be open to the examination of any Stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, during ordinary business hours, at the principal place of business of the Corporation.  A list of Stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any Stockholder who is present.  The stock ledger shall be the only evidence as to who are the Stockholders entitled to vote in person or by proxy at any meeting of Stockholders.

Section 2.8.  Voting.  Except as may be otherwise required by law, the Certificate of Incorporation, or these Bylaws, (a) every Stockholder shall be entitled to one (1) vote for each share of Stock held of record by such Stockholder on the record date for determining the Stockholders entitled to vote or act by written consent; (b) in all matters other than the election of Directors, the affirmative vote of the majority of shares of Stock present in person or represented by proxy at a Stockholders’ meeting having a quorum and entitled to vote on the subject matter shall be the act of the Stockholders; and (c) Directors shall be elected by a plurality of the votes of the shares of Stock present in person or represented by proxy at a Stockholders’ meeting having a quorum and entitled to vote on the election of Directors.

Section 2.9.  Proxies.  At any meeting of the Stockholders, any Stockholder entitled to vote thereat may be represented and may vote by duly authorized proxy or proxies.  In the event that a Stockholder shall authorize three (3) or more persons to act as proxies, a majority of such persons present at the meeting, or if only one (1) such person shall be present, then that one (1), shall have and may exercise all of the powers conferred by such authorization upon all of the persons so authorized unless the authorization shall otherwise provide.

Section 2.10.  Quorum.  Except as may be otherwise required by law or the Certificate of Incorporation, at any meeting of the Stockholders, the presence in person or by proxy of the holders of record of shares of Stock that would constitute a majority of the votes if all outstanding shares of Stock entitled to vote at such meeting were present and voted shall be necessary to constitute a quorum; provided, however, that, where a separate vote by a class or series of Stock is required, a quorum shall consist of the presence in person or by proxy of the holders of record of shares of Stock that would constitute a majority of the votes of such class or series if all outstanding shares of Stock of such class or series entitled to vote at such meeting were present and voted.  In the absence of a quorum and until a quorum is secured, either the chairman of the meeting or a majority of the votes cast at the meeting by Stockholders who are present in person or by proxy may adjourn the meeting, from time to time, without further notice if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken.  No business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted at the original meeting.

Section 2.11.  Adjournment.  Any meeting of Stockholders may be adjourned at the meeting from time to time, either by the chairman of the meeting, for an announced proper purpose, or by the Stockholders, for any purpose, to reconvene at a later time and at the same or some other place, and, unless otherwise required by law, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  No business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted at the original meeting.

Section 2.12.  Organization of Meetings.  Meetings of Stockholders shall be presided over by the chairman of the meeting, who shall be one of the following, here listed in the order of preference: (a) the Chairman; or (b) in the Chairman’s absence, the President; or (c) in the President’s absence, a Vice President; or (d) in the absence of the foregoing officers, a chairman chosen by the Stockholders at the meeting.  The Secretary shall act as secretary of the meeting, but in such officer’s absence, the chairman of the meeting shall appoint a secretary of the meeting.

Section 2.13.  Conduct of Meetings. Subject to and to the extent permitted by law, the Board may adopt by resolution such rules and regulations for the conduct of meetings of Stockholders as it shall deem appropriate.  Except to the extent inconsistent with law or such rules and regulations as adopted by the Board, the chairman of any meeting of Stockholders shall have the right and authority to prescribe such rules, regulations, and procedures, and to do all such acts, as in the judgment of such chairman are appropriate for the proper conduct of the meeting.  Such rules, regulations, or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following:  (a) the establishment of an agenda or order of business for the meeting and announcement of the date and time of the opening and closing of the polls for each matter upon which the Stockholders will vote at the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to Stockholders, their duly authorized proxies, or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; and (f) appointment of inspectors of election and other voting procedures, including those procedures set out in Section 231 of the DGCL.  Unless and to the extent determined otherwise by the Board or the chairman of the meeting, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE 3.  BOARD OF DIRECTORS

Section 3.1.  Number.  Except as may be otherwise provided in the Certificate of Incorporation with respect to the rights of holders of any class or series of Stock having a preference over the Common Stock, the entire Board shall consist of one (1) or more Directors, the total number thereof to be authorized first by the incorporator of the Corporation and thereafter from time to time by resolution of the Board.  This Section 3.1 shall not be amended except pursuant to (a) the affirmative vote of a majority of the total number of Directors, or (b) the affirmative vote of the holders of record of shares of Stock entitled to at least eighty percent (80%) of the total voting power of the issued and outstanding shares of Stock.

Section 3.2.  Term and Qualification.  Directors shall hold office until the next annual election and until their successors are elected and qualified, or until their earlier death, resignation, or removal.  Directors need not be Stockholders.

Section 3.3.  Vacancies.  If there be a vacancy on the Board by reason of death, resignation, or otherwise, or if there be any newly created directorships resulting from an increase in the authorized number of Directors, such vacancy or directorship shall be filled by the affirmative vote of a majority of the Directors then in office, although less than a quorum.  Any Director chosen by reason of such vacancy or such newly created directorship shall hold office until the next annual meeting and until such Director’s successor is elected and qualified, or until such Director’s earlier death, resignation, or removal.  This Section 3.3 shall not be amended except pursuant to (a) the affirmative vote of a majority of the total number of Directors, or (b) the affirmative vote of the holders of record of shares of Stock entitled to at least eighty percent (80%) of the total voting power of the issued and outstanding shares of Stock.

Section 3.4.  Meetings.  The Board may by resolution provide for regular meetings to be held at such times and places as it may determine, and such meetings may be held without further notice.  Special meetings of the Board may be called by the Chairman or by the President, or by not less than one-third (1/3) of the Directors then in office.  Subject to Section 6.3, notice of the time and place of such meeting shall be given by or at the direction of the person or persons calling the meeting, and shall be delivered personally or telephoned to each Director at least twenty-four (24) hours prior to the time of the meeting, or sent by First Class United States mail, postage prepaid, to each Director at such Director’s address as shown on the records of the Corporation, in which case such notice shall be deposited in the United States mail no later than the fourth (4th) business day preceding the day of the meeting.  Unless otherwise specified in the notice of a special meeting, any and all business may be transacted at such meeting.

Section 3.5.  Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all the Directors or all members of the committee, as the case may be, consent thereto in writing or by electronic transmission, and such writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee, as the case may be.

Section 3.6.  Quorum.  At any meeting of the Board, the presence of (a) a majority of the Directors then in office or (b) one-third (1/3) of the total number of Directors, whichever is greater, shall be necessary to constitute a quorum for the transaction of business.  Notwithstanding the foregoing, if at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without further notice if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken.

Section 3.7.  Vote Necessary to Act and Participation by Conference Telephone.  The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board, except as may otherwise be provided by law, the Certificate of Incorporation, or these Bylaws.  Participation in a meeting by conference telephone or similar means by which all participating Directors can hear each other shall constitute presence in person at such meeting.

Section 3.8.  Executive and Other Committees.

(a)  The Board may by resolution designate an Executive Committee and/or one or more other committees, each committee to consist of two (2) or more Directors, except that the Executive Committee, if any, shall consist of not less than (3) Directors.  Any such committee, to the extent provided in such resolution or in these Bylaws, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Corporation, except in reference to powers or authority expressly forbidden such committee by law, and may authorize the seal of the corporation to be fixed to all papers that may require it.

(b)  During the intervals between meetings of the Board, the Executive Committee, unless restricted by resolution of the Board, shall possess and may exercise, under the control and direction of the Board, all of the powers of the Board in the management and control of the business of the Corporation to the fullest extent permitted by law.  All action taken by the Executive Committee shall be reported to the Board at its first meeting thereafter and shall be subject to revision or rescission by the Board; provided, however, that rights of third parties shall not be affected by any such action by the Board.

(c)  If any member of any such committee other than the Executive Committee is absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member.

(d)  Any such committee shall meet at stated times or on notice to all of its own number.  It shall fix its own rules of procedure.  A majority shall constitute a quorum, but the affirmative vote of a majority of the whole committee shall be necessary to act in every case.

Section 3.9.  Indemnification.

(a)  Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee, or agent, and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred in this Section 3.9 shall be a contract right and shall include the right of a Director or officer to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a Director or officer in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such Director or officer is not entitled to be indemnified under this Section 3.9 or otherwise.

(b)  If a claim under Section 3.9(a) is not paid in full by the Corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such claim, has been received by the Corporation, except in the case of a claim for advancement of expenses (including attorneys’ fees), in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys’ fees, of prosecuting such suit.  It shall be a defense to any such suit, other than a suit brought to enforce a claim for expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including the Board or a committee thereof, independent legal counsel, or the Stockholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including the Board or a committee thereof, independent legal counsel, or the Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the claimant has not met the applicable standard of conduct.  In any suit brought by an indemnitee to enforce a right to indemnification or to advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to such indemnification, or to such advancement of expenses, under this Section 3.9 or otherwise shall be on the Corporation.

(c)  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 3.9 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, or vote of Stockholders or disinterested Directors, or otherwise.

(d)  The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

(e)  In the case of a claim for indemnification or advancement of expenses against the Corporation under this Section 3.9 arising out of acts, events, or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee, or agent of any other entity at the request of the Corporation, may be entitled to indemnification or advancement of expenses pursuant to such other entity’s certificate of incorporation, bylaws, or other governing document, or a contractual agreement between the claimant and such entity, the claimant seeking indemnification or advancement of expenses hereunder shall first seek indemnification or advancement of expenses pursuant to any such governing document or agreement.  To the extent that amounts to be paid in indemnification or advancement to a claimant hereunder are paid by such other entity, the claimant’s right to indemnification and advancement of expenses hereunder shall be reduced.

Section 3.10.  Removal.  Except as may be otherwise provided in the Certificate of Incorporation with respect to the rights of holders of any class or series of Stock having a preference over the Common Stock, Directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of record of shares of Stock that would constitute a majority of the votes if all outstanding shares entitled to vote thereon were voted.

Section 3.11.  Chairman.  The Board shall elect a Chairman from among the Directors.  The Chairman shall preside at all meetings of the Board and shall perform such other duties as may be directed by resolution of the Board or as otherwise set forth in these Bylaws.

ARTICLE 4.  OFFICERS

Section 4.1.  Officers.  The Corporation shall have a President, a Secretary, and a Treasurer, all of whom shall be chosen by the Board.  The Corporation may also have one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers as the Board may deem advisable, all of whom shall be chosen by the Board.  Any two (2) or more offices may be held by the same person.  All officers shall hold office for one (1) year and until their successors are selected and qualified, unless otherwise specified by the Board; provided, however, that any officer shall be subject to removal at any time by the affirmative vote of a majority of the total number of Directors.  The officers shall have such powers and shall perform such duties, executive or otherwise, as from time to time may be assigned to them by the Board and, to the extent not so assigned, as generally pertain to their respective offices, subject to the control of the Board.

Section 4.2.  President.  The President shall be the chief executive officer of the Corporation and shall have such other powers and shall perform such other duties as may be assigned by the Board.

Section 4.3.  Vice President.  The Vice President, or, if there be more than one (1), the Vice Presidents, in order of their seniority by designation (or if not designated, in order of their seniority of election), shall perform the duties of the President during the President’s absence or disability to act.  The Vice Presidents shall have such other powers and shall perform such other duties as may be assigned by the Board or the Executive Committee.

Section 4.4.  Secretary.  The Secretary shall issue notices of all meetings for which notice is required to be given, shall keep the minutes thereof, shall have charge of the corporate seal and corporate record books, shall cause to be prepared for each meeting of Stockholders the list of Stockholders referred to in Section 2.7, and shall have such other powers and shall perform such other duties as may be assigned by the Board or the Executive Committee.

Section 4.5.  Treasurer.  The Treasurer shall have the custody of all moneys and securities of the Corporation, and shall keep adequate and correct accounts of the Corporation’s business transactions, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, statutory capital, and shares.  The funds of the Corporation shall be deposited in the name of the Corporation by the Treasurer in such depositories as the Board may from time to time designate.  The Treasurer shall have such other powers and shall perform such other duties as may be assigned by the Board or the Executive Committee.

Section 4.6.  Assistant Secretary.  The Assistant Secretary shall perform all the duties of the Secretary in case of the absence or disability of the Secretary, and shall have such other powers and shall perform such other duties as may be assigned by the Board or the Executive Committee.

Section 4.7.  Assistant Treasurer.  The Assistant Treasurer shall perform all the duties of the Treasurer in case of the absence or disability of the Treasurer, and shall have such other powers and shall perform such other duties as may be assigned by the Board or the Executive Committee.

Section 4.8.  Other Officers.  Other officers of the Corporation shall have such powers and shall perform such duties as may be assigned by the Board or the Executive Committee.

Section 4.9.  Authority to Sign.  Except as otherwise specifically provided by the Board or the Executive Committee, checks, notes, drafts, contracts, and other instruments authorized by the Board or the Executive Committee may be executed and delivered in the name and on behalf of the Corporation by the Chairman, the President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer.

ARTICLE 5.  STOCK

Section 5.1.  Certificates.  Shares of Stock shall be represented by certificates, provided that the Board may provide by resolution that some or all of any or all classes or series of Stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Every holder of record of Stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares of Stock owned by such holder.  Any of or all the signatures on the certificate may be a facsimile.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5.2.  Lost, Stolen, or Destroyed Stock Certificates; Issuance of New Certificates.  The Corporation may issue a new certificate of Stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen, or destroyed, and the Corporation may require the owner of the lost, stolen, or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of such new certificate.

ARTICLE 6.  MISCELLANEOUS

Section 6.1.  Seal.  The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board.

Section 6.2.  Fiscal Year.  The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 6.3.  Waiver of Notice of Meetings of Stockholders, Directors, and Committees.  Any waiver of notice given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and does object, at the beginning of such meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at nor the purpose of any regular or special meeting of the Stockholders, Directors, or members of a committee of the Board need be specified in a waiver of notice.

ARTICLE 7.  CONSTRUCTION AND DEFINED TERMS

Section 7.1.  Construction.  As appropriate in context, whenever the singular number is used in these Bylaws, the same includes the plural, and whenever the plural number is used in these Bylaws, the same includes the singular.  As used in these Bylaws, each of the neuter, masculine, and feminine genders includes the other two genders.  As used in these Bylaws, “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”.

Section 7.2.  Defined Terms.  As used in these Bylaws,

“Board” means the board of directors of the Corporation.

“Bylaws” means these bylaws of the Corporation, as the same may be amended from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Corporation, as the same may be amended from time to time.

“Common Stock” means the common stock of the Corporation, par value Ten Cents ($0.10) per share.

“Corporation” means GenCorp Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“DGCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time.

“Director” means a member of the Board.

“Stock” means the authorized capital stock of the Corporation.

“Stockholder” means a holder of record of shares of Stock.  For the avoidance of doubt, the existence of treasury shares of Stock shall not cause the Corporation to be a Stockholder.